EXHIBIT 99.1

Global Self Storage Reports Second Quarter 2024 Results

Peer leading Same-Store Revenue and Occupancy Growth Despite Competitive Move-in Rate Environment

Millbrook, NY – August 9, 2024 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the second quarter ended June 30, 2024. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2024 Highlights

•
Total revenues increased 0.7% to $3.1 million.
•
Net income increased 2.3% to $592,000 or $0.05 per diluted share from $578,000 or $0.05 per diluted share.
•
Same-store revenues increased 0.9% to $3.1 million.
•
Same-store net operating income (NOI), a non-GAAP term, decreased 2.7% to $1.9 million.
•
Same-store occupancy at June 30, 2024 was 93.0% compared to 90.5% at June 30, 2023 as the company optimized rental revenue. As of July 31, 2024, same-store occupancy increased to 94.2%.
•
Same-store average tenant duration of stay at June 30, 2024 was approximately 3.3 years, which was about the same as of June 30, 2023.
•
Funds from operations (FFO) decreased 16.4% to $0.9 million or $0.08 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, decreased 13.2% to $1.0 million or $0.09 per diluted share.
•
Maintained and covered quarterly dividend of $0.0725 per common share.
•
Current capital resources total approximately $24.8 million, comprised of $7.1 million in cash, cash equivalents and restricted cash and $2.7 million in marketable securities as of June 30, 2024; and $15 million available under the company’s revolving credit facility.

First Half 2024 Highlights

•
Total revenues increased 0.3% to $6.1 million.
•
Net income totaled $0.9 million or $0.08 per diluted share.
•
Same-store revenues increased 0.5% to $6.1 million.
•
Same-store NOI decreased 4.2% to $3.7 million.
•
FFO decreased 17.3% to $1.8 million or $0.16 per diluted share.

•
AFFO decreased 14.0% to $1.9 million or $0.17 per diluted share.
•
Maintained and covered dividend of $0.145 per common share.

Extension of Revolving Credit Facility

As of July 6, 2024, the company extended its $15 million revolving credit facility with The Huntington National Bank for another three years with an option to extend it for a fourth year. This enables Global Self Storage to pursue growth through self-storage property acquisitions, joint ventures, and expansion of its existing properties.

Dividend

On June 1, 2024, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of the company is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with emphasis on capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue executing its strategic business plan.

Management Commentary

“Our second quarter same-store revenue growth was up modestly from the same period last year, but the percentage growth led our peer group of publicly traded self-storage REITs,” stated Global Self Storage president and CEO, Mark C. Winmill.

“This was achieved despite a more competitive move-in rate environment being driven by lower demand resulting from the muted housing market and general economic headwinds. Altogether, this has led to lower year-over-year move-in rental rates for self-storage providers across U.S. markets.

“We attribute our notable same-store occupancy growth to our targeted digital and local marketing initiatives, which have proved cost effective. These initiatives helped to increase overall same-store occupancy at the end of the second quarter by a peer-leading growth of 2.5% to approximately 93.0% at the end of the second quarter. This growth is even more impressive when considering that our marketing expenses decreased by 15.2% in the second quarter as compared to the same period last year.

“Since the end of the second quarter, this overall same-store occupancy has continued to improve, increasing 1.2 percentage points to 94.2% as of July 31, 2024. These gains continue to be driven by the combination of our digital and local marketing campaigns and competitive pricing strategies.

“The increased occupancy also helped drive growth in other property related income (such as from tenant insurance), which increased overall by 10.3% over the same year-ago quarter.

“We have also continued to realize benefits from the relaunch of our website at the end of last year. The redesigned site features an enhanced user interface designed for better engagement and awareness of our now more than 3,100 tenant reviews. Our reviews are a tremendous asset, with a combined average rating of more than 4.8 out of 5 stars. These reviews reflect the strength of our customer service-centric approach to management.

“Our robust balance sheet, including capital resources currently totaling approximately $24.8 million, enables us to pursue growth through self-storage property acquisitions, joint ventures, and expansion of our existing properties. We continue to explore opportunities in select regions across the U.S., particularly where we find supply growth is limited and competition from other professionally managed operators is generally less.

“We are focused especially on opportunities where we can apply our professional management techniques to optimize occupancy, revenue generation, and NOI. Our strong track record of operational performance—even under challenging economic conditions—positions us well to execute our strategic business plan and continue to build value for our stockholders over the long term.”

Q2 2024 Financial Summary

Total revenues increased 0.7% to $3.1 million in the second quarter of 2024, with the increase due primarily to increases in occupancy and existing tenant rates under the company’s proprietary revenue rate management program. The increase was offset by lower move-in rental rates.

Total operating expenses increased 7.1% to $2.5 million compared to $2.3 million in the same year-ago period. The increase was attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for employment costs and property insurance. The increase in total operating expenses was partially offset by a decrease in marketing expense.

Operating income decreased 18.3% to $636,000, as compared to $778,000 in the same period last year, which was primarily due to increased total expenses.

Net income increased to $592,000 or $0.05 per diluted share from $578,000 or $0.05 per diluted share in the same year-ago period. Contributing to the increase was an unrealized gain in marketable equity securities compared to an unrealized loss in the same year-ago period.

Current capital resources total approximately $24.8 million, comprised of $7.1 million in cash, cash equivalents and restricted cash and $2.7 million in marketable securities as of June 30, 2024; and $15 million available under the company’s revolving credit facility.

Q2 2024 Same-Store Results

As of June 30, 2024, the company owned 12 same-store properties and managed one third party owned property, and there were no non-same-store properties.

For the second quarter of 2024, same-store revenues increased 0.9% to $3.1 million compared to the same period last year.

Same-store cost of operations increased 7.4% to $1.2 million compared to $1.1 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs, real estate property taxes, insurance costs.

Same-store NOI decreased 2.7% to $1.9 million compared to $2.0 million in the same period last year. The decrease was primarily due to more muted revenue growth and the increased cost of operations mentioned above.

Same-store occupancy at June 30, 2024 increased to 93.0% from 90.5% at June 30, 2023. As of July 31, 2024, occupancy at the company’s same-store properties was 94.2%.

Same-store average duration of tenant stay at June 30, 2024 was approximately 3.3 years compared to approximately 3.3 years at June 30, 2023.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 2024 Operating Results

Net income in the second quarter of 2024 increased to $592,000 or $0.05 per diluted share from $578,000 or $0.05 per diluted share in the second quarter of 2023.

Property operations expense increased to $1.2 million from $1.1 million in the same period last year.

General and administrative expenses increased to $893,000 from $810,000 in the same period last year.

Business development costs were zero for the quarter and in the same period last year.

Interest expense increased to $211,000 from $171,000 in the year-ago period. The increase was attributable to the change in fair value of the interest rate cap.

FFO decreased 16.4% to $0.9 million or $0.08 per diluted share compared to FFO of $1.1 million or $0.10 per diluted share in the same period last year.

AFFO decreased 13.2% to $1.0 million or $0.09 per diluted share compared to AFFO of $1.1 million or $0.10 per diluted share in the same period last year.

First Half 2024 Financial Summary

For the first half of 2024, total revenues increased 0.3% to $6.14 million, as compared to $6.12 million in the same period last year. This increase was due primarily to an increase in existing tenant rates under the company’s revenue rate management program.

Total operating expenses in the first half of 2024 increased 8.7% to $4.9 million, as compared to $4.5 million in the same period last year. The increase was primarily attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for employment costs, property insurance, and real estate property taxes.

Operating income decreased 23.4% to $1.2 million in the first half of 2024, as compared to $1.6 million in the same period last year.

Net income was $0.9 million or $0.08 per diluted share in the first half of 2024, as compared to $1.6 million or $0.14 per diluted share in the same period last year.

First Half 2024 Same-Store Results

For the first half of 2024, same-store revenues increased 0.5% to $6.1 million compared to $6.08 million in the same period last year. This increase was due primarily to an increase in existing tenant rates under the company’s revenue rate management program.

Same-store cost of operations in the first half increased 8.6% to $2.4 million compared to $2.2 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs, real estate property taxes and property insurance costs.

Same-store NOI decreased 4.2% to $3.7 million in the first half of 2024, compared to $3.9 million in the same period last year. The decrease was primarily due to more muted revenue growth and increased cost of operations.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Half 2024 Operating Results

Net income in the first half of 2024 was $0.9 million or $0.08 per diluted share, compared to $1.6 million or $0.14 per diluted share in the first half of 2023.

Property operations expense increased to $2.4 million in the first half of 2024, as compared to $2.2 million in the same period last year.

General and administrative expenses increased to $1.7 million in the first half of 2024, as compared to $1.5 million in the same period last year.

Business development costs decreased to $2,275 in the first half of 2024 compared to $5,249 in the same period last year.

Interest expense for the first half of 2024 increased to $416,000 from $407,000 in the year-ago period. This increase was attributable to the change in fair value of the interest rate cap partially offset by cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate and lower interest payments under the company’s term loan agreement.

FFO in the first half of 2024 decreased 17.3% to $1.8 million or $0.16 per diluted share, compared to FFO of $2.1 million or $0.19 per diluted share in the same period last year.

AFFO in the first half of 2024 increased 14.0% to $1.9 million or $0.17 per diluted share, compared to AFFO of $2.2 million or $0.20 per diluted share in the same period last year.

Q2 2024 and Second Half FFO and AFFO (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$591,530	$578,070	$857,680	$1,570,611
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(79,530)	115,347	95,348	(246,703)
Depreciation and amortization	409,136	408,538	816,064	815,379
FFO attributable to common stockholders	921,136	1,101,955	1,769,092	2,139,287
Adjustments:
Compensation expense related to stock-based awards	72,925	43,921	143,929	81,708
Business development	—	—	2,275	5,249
AFFO attributable to common stockholders	$994,061	$1,145,876	$1,915,296	$2,226,244

Earnings per share attributable to common stockholders - basic	$0.05	$0.05	$0.08	$0.14
Earnings per share attributable to common stockholders - diluted	$0.05	$0.05	$0.08	$0.14
FFO per share - diluted	$0.08	$0.10	$0.16	$0.19
AFFO per share - diluted	$0.09	$0.10	$0.17	$0.20

Weighted average shares outstanding - basic	11,087,539	11,041,503	11,080,489	11,037,868
Weighted average shares outstanding - diluted	11,134,894	11,083,258	11,121,296	11,081,799

Additional Information

Additional information about the company’s second quarter of 2024 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes changes in unrealized gains or losses on marketable equity securities. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores,

FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2024, we owned twelve same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Contact:

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Real estate assets, net	$54,727,596	$55,481,220
Cash and cash equivalents	6,956,246	6,921,779
Restricted cash	145,597	106,767
Investments in securities	2,679,681	2,775,029
Accounts receivable	155,626	169,410
Prepaid expenses and other assets	641,327	629,196
Line of credit issuance costs, net	—	50,801
Interest rate cap	1,656	50,881
Goodwill	694,121	694,121
Total assets	$66,001,850	$66,879,204
Liabilities and equity
Note payable, net	$16,632,091	$16,901,219
Accounts payable and accrued expenses	1,747,532	1,731,958
Total liabilities	18,379,623	18,633,177
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,266,761 shares and 11,153,513 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	112,668	111,535
Additional paid in capital	49,371,816	49,229,020
Accumulated deficit	(1,862,257)	(1,094,528)
Total stockholders' equity	47,622,227	48,246,027
Total liabilities and stockholders' equity	$66,001,850	$66,879,204

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Rental income	$2,983,039	$2,965,178	$5,896,500	$5,889,582
Other property related income	108,489	98,375	212,339	190,112
Management fees and other income	17,510	22,465	34,239	44,277
Total revenues	3,109,038	3,086,018	6,143,078	6,123,971
Expenses
Property operations	1,171,169	1,089,977	2,402,285	2,211,315
General and administrative	892,822	809,623	1,695,550	1,489,335
Depreciation and amortization	409,136	408,538	816,064	815,379
Business development	—	—	2,275	5,249
Total expenses	2,473,127	2,308,138	4,916,174	4,521,278
Operating income	635,911	777,880	1,226,904	1,602,693
Other income (expense)
Dividend and interest income	87,450	86,488	142,327	128,054
Unrealized gain (loss) on marketable equity securities	79,530	(115,347)	(95,348)	246,703
Interest expense	(211,361)	(170,951)	(416,203)	(406,839)
Total other expense, net	(44,381)	(199,810)	(369,224)	(32,082)
Net income and comprehensive income	$591,530	$578,070	$857,680	$1,570,611
Earnings per share
Basic	$0.05	$0.05	$0.08	$0.14
Diluted	$0.05	$0.05	$0.08	$0.14
Weighted average shares outstanding
Basic	11,087,539	11,041,503	11,080,489	11,037,868
Diluted	11,134,894	11,083,258	11,121,296	11,081,799

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$591,530	$578,070	$857,680	$1,570,611
Adjustments:
Management fees and other income	(17,510)	(22,465)	(34,239)	(44,277)
General and administrative	892,822	809,623	1,695,550	1,489,335
Depreciation and amortization	409,136	408,538	816,064	815,379
Business development	—	—	2,275	5,249
Dividend and interest	(87,450)	(86,488)	(142,327)	(128,054)
Unrealized (gain) loss on marketable equity securities	(79,530)	115,347	95,348	(246,703)
Interest expense	211,361	170,951	416,203	406,839
Total same-store net operating income	$1,920,359	$1,973,576	$3,706,554	$3,868,379

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Same-store revenues	$3,091,528	$3,063,553	$6,108,839	$6,079,694
Same-store cost of operations	1,171,169	1,089,977	2,402,285	2,211,315
Total same-store net operating income	$1,920,359	$1,973,576	$3,706,554	$3,868,379